Exhibit 3.43

Exhibit 3.43 ROSS MILLER Secretary of State 204 North Carson Street, Suite 4 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov Articles of Organization Limited-Liability Company (PURSUANT TO NRS CHAPTER 86) Filed in the office of Document Number 20120237648-05 [ILLEGIBLE] Filing Date and Time Ross Miller 04/03/2012 11:52 AM Secretary of State Entity Number State of Nevada E0190272012-8 USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY 1. Name of Limited- SHFL Properties, LLC Check box if a Liability Company: Series Limited- (must contain approved Liability Company limited-liability company wording; see instructions) 2. Registered Commercial Registered Agent: Agent for Service Name of Process: (check Noncommercial Registered Agent OR Office or Position with Entity only one box) (name and address below) (name and address below) Kathryn Lever Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity 1106 Palms Airport Dr. Las Vegas Nevada 89119 Street Address City Zip Code Nevada: Mailing Address (if different from street address) City Zip Code 3. Dissolution Latest date upon which the company is to dissolve (if existence is not perpetual): Date:(optional) 4. Management: Company shall be managed by: Manager(s) OR Member (s) (required) (check only one box) 5. Name and 1) Shuffle Master, Inc. Address of each Name Manager or 1106 Palms Airport Dr. Las Vegas NV 89119 Managing Member: Street Address City State Zip Code (attach additional page if 2) more than 3) Name Street Address City State Zip Code 3) Name Street Address City State Zip Code 6. Name, Address and Signature of Alicia R. Shipp X [ILLEGIBLE] (Organizer. (attach Name Organizer Signature additional page it more 100 North City Parkway, Suite 1600 Las Vegas NV 89106-4614 than 1 organizer Address City State Zip Code 7. Certificate of I hereby accept appointment as Registered Agent for the above named Entity. Acceptance of Appointment of X [ILLEGIBLE] 4/3/12 Registered Agent: Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity Date This form must be accompanied by appropriate fees. Nevada Secretary of State NRS BE DLLC Articles Revised 4-14-09 SEE ATTACHMENT

ATTACHMENT TO

ARTICLES OF ORGANIZATION

OF

SHFL PROPERTIES, LLC

The Articles of Organization of SHFL Properties, LLC (the “Company”) consist of the articles set forth` on the preceding page and the additional article set forth on this attachment as follows:

8.                                      Payment of Expenses.

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these Articles of Organization, the Company’s operating agreement or any other agreement, the expenses of any member incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding arising by reason of the fact that such member is or was a member of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of such member to repay the amount if it is ultimately determined by a court of competent jurisdiction that such member is not entitled to be indemnified by the Company.

Any repeal or modification of this Article 8 approved by the members of the Company shall be prospective only. In the event of any conflict between this Article 8 and any other article of the Company’s Articles of Organization, the terms and provisions of Article 8 shall control.

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